Exhibit 10.1

TELA BIO, INC.

AMENDMENT NO. 1 TO

AMENDED AND RESTATED 2019 EQUITY
INCENTIVE PLAN

WHEREAS, the Board of Directors of TELA Bio, Inc., a Delaware corporation (the “Company”) approved and adopted the Amended and Restated 2019 Equity Incentive Plan (the “2019 Plan”) of the Company on April 20, 2020; and

WHEREAS, the Board of Directors and the stockholders of the Company have determined that it is in the best interest of the Company to amend the 2019 Plan as set forth in this Amendment No. 1 (this “2019 Plan Amendment”).

NOW, THEREFORE, the 2019 Plan is amended as follows:

1.	Amendment of the 2019 Plan
1.01.	Section 1(h) of the 2019 Plan is hereby amended and restated in its entirety to read as follows:

“(h)“Change in Control” shall mean the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total power to vote for the election of directors of the Company; (ii) during any twelve month period, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Section 1(h)(i), Section 1(h)(iii), Section 1(h)(iv) or Section 1(h)(v) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period of whose election or nomination for election was previously approved, cease for any reason to constitute a majority thereof; (iii) the merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); (iv) the sale or other disposition of all or substantially all of the assets of the Company; or (v) a liquidation or dissolution of the Company.

Notwithstanding anything in the Plan or an Award Agreement to the contrary, if an Award is subject to Section 409A of the Code, no event that, but for the application of this paragraph, would be a Change in Control as defined in the Plan or the Award Agreement, as applicable, shall be a Change in Control unless such event is also a “change in control event” as defined in Section 409A of the Code.”

1.02.Section 3(a) of the 2019 Plan is hereby amended and restated in its entirety to read as follows:

“(a)Shares Subject to the Plan.  Subject to adjustments as provided in Section 3(c) of the Plan, the maximum number of shares that may be issued in respect of Awards under the Plan is 4,845,582 Shares (the “Plan Limit”), all of which Shares may be issued in respect of Incentive Stock Options. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued Shares or treasury shares.  Any Shares issued by the Company through the assumption or substitution of outstanding grants in connection with the acquisition of another entity shall not reduce the maximum number of Shares available for delivery under the Plan.  Notwithstanding anything to the contrary in this Plan, the value of all Awards awarded (under this Plan and all other cash compensation paid by the Company) to any Participant in his or her capacity as a Non-Employee Director in any single calendar year shall not exceed $1,000,000 in the first calendar year an individual becomes a Non-Employee Director and (ii) $750,000 in any other calendar year. For the purpose of this limitation, the value of any Award shall be its grant date fair value, as determined in accordance with ASC Topic 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.”

1.03.	Section 3(b) of the 2019 Plan is hereby amended and restated in its entirety to read as follows:

“(b)Effect of the Expiration or Termination of Awards.  If and to the extent that an Option or a Stock Appreciation Right expires, terminates or is cancelled or forfeited for any reason without having been exercised in full, the Shares associated with that Award will again become available for grant under the Plan.  Similarly, if and to the extent an Award of Restricted Stock or Restricted Stock Units is canceled or forfeited for any reason, the Shares subject to that Award will again become available for grant under the Plan. Notwithstanding the foregoing, the following Shares shall not be added to the Shares authorized for grant under the Plan:  (i) Shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding and (ii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right upon exercise thereof.  In the event the Company repurchases Shares on the open market, such Shares shall not be added to the Shares available for issuance under the Plan.”

1.04.Section 19 of the 2019 Plan is hereby amended and restated in its entirety to read as follows:

“Section 19. Term of the Plan.  Unless the Plan shall theretofore have been terminated in accordance with Section 11, the Plan shall terminate on the 10-year anniversary of April 3, 2025, and no Awards under the Plan shall thereafter be granted.”

2.	Miscellaneous

2.01.Effect.  Except as amended hereby, the 2019 Plan shall remain in full force and effect.

2.02.Defined Terms.  All capitalized terms used but not specifically defined herein shall have the same meanings given such terms in the 2019 Plan unless the context clearly indicates or dictates a contrary meaning.

2.03.Governing Law.  This Amendment shall be governed by and construed in accordance with the laws and judicial decisions of the State of Delaware, without regard to the application of the principles of conflict of laws.

ADOPTED BY BOARD OF DIRECTORS:	April 3, 2025

APPROVED BY STOCKHOLDERS:	May 28, 2025